As filed with the Securities and Exchange Commission on October 27, 2010

Registration Statement No. 333-170033

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COSTAMARE INC.
(Exact name of Registrant as specified in its charter)

Republic of the Marshall Islands (State or Other Jurisdiction of Incorporation or Organization)	4412 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)

60 Zephyrou Street &
Syngrou Avenue
17564 Athens
Greece
(+30-210-949-0000)
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 590-9338
(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

William P. Rogers, Jr., Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000 (telephone number) (212) 474-3700 (facsimile number)	Stephen P. Farrell, Esq. Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 (212) 309-6050 (telephone number) (212) 309-6001 (facsimile number)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The sole purpose of this Amendment No. 1 is to amend the exhibit index and to file Exhibits 1.1, 4.1, 5.1, 5.2, 10.1, 10.8 and 10.9 to the registration statement. No other changes have been made to the registration statement. Accordingly, the amendment consists only of the facing page, this explanatory note and Part II of this registration statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

The Registrant is a corporation of the Republic of the Marshall Islands (the “Marshall Islands”). Section 60 of the Business Corporations Act of the Marshall Islands (the “BCA”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

A Marshall Islands corporation also has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

To the extent that a director or officer of a Marshall Islands corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding paragraphs, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized under Section 60 of the BCA.

Section 60 of the BCA also permits a Marshall Islands corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 60 of the BCA.

The indemnification and advancement of expenses provided by, or granted pursuant to, Section 60 of the BCA are not exclusive of any other rights to which those seeking indemnification and advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

The Registrant’s articles of incorporation include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

The Registrant’s bylaws provide that the Registrant must indemnify, to the fullest extent permitted by applicable law, any person who was or is made or is threatened to be made a party to or a witness in or is otherwise involved in any action, suit, claim, inquiry or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the company) and whether formal or informal, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Registrant or is or was serving at the Registrant’s request as a director, officer, employee, trustee or agent of another entity or of a partnership, joint venture, trust, nonprofit entity or other entity (including service with respect to employee benefit plans) against all liability and loss suffered, and expenses (including attorneys’ fees) actually and reasonably incurred, by such person in connection with such action, suit, claim, inquiry or proceeding. The Registrant’s bylaws also expressly authorize the advancement of certain expenses (including attorneys’ fees and disbursements and court costs) to directors and officers and the carrying of directors’ and officers’ insurance providing indemnification for the Registrant’s directors, officers and certain employees for some liabilities.

Section 8 of the Underwriting Agreement, the form of which will be filed as Exhibit 1.1 hereto, provides that the underwriters named therein will indemnify us and hold us harmless and each of our directors, officers or controlling persons from and against certain liabilities, including liabilities under the Securities Act. Section 8 of the Underwriting Agreement also provides that such underwriters will contribute to certain liabilities of such persons under the Securities Act.

Item 7. Recent Sales of Unregistered Securities.

On April 24, 2008, the Company issued 750,000 shares of its common stock to its original six shareholders in exchange for cash, and on November 26, 2008, the Company issued 250,000 shares of its common stock to its seventh shareholder, Captain Vasileios Konstantakopoulos, as part of consideration under the MSA. On July 20, 2010, the Company issued 24,000,000 shares of its common stock to six of its seven existing owners in exchange for cash, pursuant to a rights offering to stockholders of record on July 14, 2010. On October 19, 2010, the Company issued 22,000,000 shares of its common stock to its existing stockholders pursuant to a 1.88-for-1 stock split. Each of these issuances was exempt from registration as a transaction that did not involve an offer or sale and, in any event, as a transaction not involving an offering in the United States under Regulation S of the Securities Act.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Description
1.1	Form of Underwriting Agreement
3.1	Form of Second Amended and Restated Articles of Incorporation*
3.2	Form of First Amended and Restated Bylaws*
4.1	Specimen Share Certificate
4.2	Form of Stockholders Rights Agreement between the Company and American Stock Transfer & Trust Company, LLC*
5.1	Opinion of Cozen O’Connor, special counsel on Marshall Islands law to the Company, as to the validity of the common stock being issued
5.2	Opinion of Cravath, Swaine & Moore LLP, United States counsel to the Company, with respect to New York law
8.1	Opinion of Cravath, Swaine & Moore LLP, United States counsel to the Company, with respect to certain tax matters*
8.2	Opinion of Cozen O’Connor, special counsel on Marshall Islands and Liberian law to the Company, with respect to certain tax matters*

Exhibit Number	Description
10.1	Form of Management Agreement between the Company and Costamare Shipping Company S.A.
10.2	Form of Restrictive Covenant Agreement between the Company and Konstantinos Konstantakopoulos*
10.3	Form of Registration Rights Agreement between the Company and the Stockholders Named Therein*
10.4

Facility Agreement dated July 22, 2008 (the “Facility Agreement”) relating to a loan facility of US$1,000,000,000 comprising (i) a term loan facility of up to US$700,000,000 and (ii) a revolving credit facility of up to US$300,000,000 among the lenders and financial institutions set out on Schedule I thereto, Deutsche Schiffsbank Aktiengessellschaft, as joint arranger, agent, swap bank and security agent, Bayerische Hypo-Und Vereinsbank Aktiengessellschaft, as joint arranger, swap bank and account bank, HSH Nordbank AG, as swap bank, and the Company, as borrower*

10.5	First Supplemental Agreement dated April 23, 2010 in Relation to the Facility Agreement*
10.6	Second Supplemental Agreement dated June 22, 2010 in Relation to the Facility Agreement*
10.7	Form of Trademark Licensing Agreement between the Company and Costamare Shipping Company S.A.*
10.8	Form of Shipmanagement Agreement between Costamare Shipping Company S.A. and CIEL Shipmanagement S.A.
10.9	Form of Shipmanagement Agreement between Costamare Shipping Company S.A. and Shanghai Costamare Ship Management Co. Ltd.
10.10

Loan Agreement dated December 7, 2007 for a secured floating interest rate loan facility of up to US$150,000,000 between Alpha Bank A.E., as lender, and Kelsen Shipping Co. and Montes Shipping Co., as joint and several borrowers (the “Alpha-Montes Agreement”)*

10.11	First Supplemental Agreement dated October 30, 2008 in Relations to the Alpha-Montes Agreement*
10.12

Loan Agreement dated May 12, 2008 for a secured floating interest rate loan facility of up to US$150,000,000 between Emporiki Bank of Greece S.A., as lender, and Christos Maritime Corporation and Costis Maritime Corporation, as joint and several borrowers (the “Emporiki-Costis Agreement”)*

10.13	First Supplemental Agreement dated January 28, 2009 in Relation to the Emporiki-Costis Agreement*
21.1	Subsidiaries*
23.1	Consent of Independent Registered Public Accounting Firm*
23.2	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.2 and Exhibit 8.1)*
23.3	Consent of Cozen O’Connor, special counsel on Marshall Islands and Liberian law to the Company (included in Exhibit 5.1 and Exhibit 8.2)*
23.4	Consent of Clarkson Research Services Limited*
23.5	Consent of Vagn Lehd Møller, Nominee for Director*
23.6	Consent of Charlotte Stratos, Nominee for Director*
24.1	Power of Attorney (included on the signature page hereto)*

*	Previously filed

(b) Financial Statement Schedules

The financial statement schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements of Costamare Inc. or related notes thereto.

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1)

To provide to the underwriters at the closing specified in the underwriting agreement, share certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2)

That for purposes of determining any liability under the Securities Act of 1933, as amended (the “Act”), the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3)

That for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)

Each prospectus filed pursuant to Rule 424(b) as part of this registration statement, other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in this registration statement or any prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or any prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6)	That insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Greece, on October 27, 2010.

COSTAMARE INC.

By:	/S/ KONSTANTINOS ZACHARATOS Name: Konstantinos Zacharatos Title: General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated on October 27, 2010.

Signature	Title

* (Konstantinos Konstantakopoulos)	Chief Executive Officer and Chairman (Principal Executive Officer)
* (Gregory Zikos)	Chief Financial Officer and Director (Principal Financial and Accounting Officer)
/s/ KONSTANTINOS ZACHARATOS (Konstantinos Zacharatos)	General Counsel, Secretary and Director

* by Konstantinos Zacharatos as Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant’s duly authorized representative in the United States has signed this amended Registration Statement in the City of Newark, State of Delaware on October 27, 2010.

PUGLISI & ASSOCIATES

By:	/S/ DONALD J. PUGLISI Name: Donald J. Puglisi Title: Managing Director

EXHIBIT INDEX

Set forth below is a list of exhibits that are being or will be filed with this Registration Statement on Form F-1.

Exhibit Number	Description
1.1	Form of Underwriting Agreement
3.1	Form of Second Amended and Restated Articles of Incorporation*
3.2	Form of First Amended and Restated Bylaws*
4.1	Specimen Share Certificate
4.2	Form of Stockholders Rights Agreement between the Company and American Stock Transfer & Trust Company, LLC*
5.1	Opinion of Cozen O’Connor, special counsel on Marshall Islands law to the Company, as to the validity of the common stock being issued
5.2	Opinion of Cravath, Swaine & Moore LLP, United States counsel to the Company, with respect to New York law
8.1	Opinion of Cravath, Swaine & Moore LLP, United States counsel to the Company, with respect to certain tax matters*
8.2	Opinion of Cozen O’Connor, special counsel on Marshall Islands and Liberian law to the Company, with respect to certain tax matters*
10.1	Form of Management Agreement between the Company and Costamare Shipping Company S.A.
10.2	Form of Restrictive Covenant Agreement between the Company and Konstantinos Konstantakopoulos*
10.3	Form of Registration Rights Agreement between the Company and the Stockholders Named Therein*
10.4

Facility Agreement dated July 22, 2008 (the “Facility Agreement”) relating to a loan facility of US$1,000,000,000 comprising (i) a term loan facility of up to US$700,000,000 and (ii) a revolving credit facility of up to US$300,000,000 among the lenders and financial institutions set out on Schedule I thereto, Deutsche Schiffsbank Aktiengessellschaft, as joint arranger, agent, swap bank and security agent, Bayerische Hypo-Und Vereinsbank Aktiengessellschaft, as joint arranger, swap bank and account bank, HSH Nordbank AG, as swap bank, and the Company, as borrower*

10.5	First Supplemental Agreement dated April 23, 2010 in Relation to the Facility Agreement*
10.6	Second Supplemental Agreement dated June 22, 2010 in Relation to the Facility Agreement*
10.7	Form of Trademark Licensing Agreement between the Company and Costamare Shipping Company S.A.*
10.8	Form of Shipmanagement Agreement between Costamare Shipping Company S.A. and CIEL Shipmanagement S.A.
10.9	Form of Shipmanagement Agreement between Costamare Shipping Company S.A. and Shanghai Costamare Ship Management Co. Ltd.
10.10

Loan Agreement dated December 7, 2007 for a secured floating interest rate loan facility of up to US$150,000,000 between Alpha Bank A.E., as lender, and Kelsen Shipping Co. and Montes Shipping Co., as joint and several borrowers (the “Alpha-Montes Agreement”)*

10.11	First Supplemental Agreement dated October 30, 2008 in Relations to the Alpha-Montes Agreement*
10.12

Loan Agreement dated May 12, 2008 for a secured floating interest rate loan facility of up to US$150,000,000 between Emporiki Bank of Greece S.A., as lender, and Christos Maritime Corporation and Costis Maritime Corporation, as joint and several borrowers (the “Emporiki- Costis Agreement”)*

10.13	First Supplemental Agreement dated January 28, 2009 in Relation to the Emporiki-Costis Agreement*
21.1	Subsidiaries*

Exhibit Number	Description
23.1	Consent of Independent Registered Public Accounting Firm*
23.2	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.2 and Exhibit 8.1)*
23.3	Consent of Cozen O’Connor, special counsel on Marshall Islands and Liberian law to the Company (included in Exhibit 5.1 and Exhibit 8.2)*
23.4	Consent of Clarkson Research Services Limited*
23.5	Consent of Vagn Lehd Møller, Nominee for Director*
23.6	Consent of Charlotte Stratos, Nominee for Director*
24.1	Power of Attorney (included on the signature page hereto)*

*	Previously filed